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                                                                     Exhibit 3.1

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 11:00 AM 11/15/2001
                                                          010578584 - 2669921


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       SOUTHERN SECURITY BANK CORPORATION

                        Under Section 242 of the General
                    Corporation Law of the State of Delaware

     Southern Security Bank Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST:

     1. Article FOURTH of the Certificate of Incorporation is amended by this Certificate of Amendment to effect the following changes authorized under
Section 242 of the General Corporation Law of the State of Delaware:

     (a) to change the authorized capital stock of the Corporation from 30,000,000 shares of Class A Voting Common Stock, par value $.01 per share, 5,000,000 shares of Class B Non-Voting Convertible Common Stock, and 5,000,000 shares of preferred stock (including 1,200,000 shares of Series A Preferred Stock, $.01 per share, by (1) providing that the Corporation is authorized to issue 100,000,000 common shares, par value $.01 per share, (2) converting the issued shares of Class A Voting Common Stock and the Class B Non-Voting Convertible Common Stock into common shares, par value $.01 per share, on a share-for-share basis, and eliminating the authorization to issue Class A Voting Common Stock and Class B Non-Voting Convertible Common Stock, and (3)deleting the Series A Preferred Stock, none of which is issued or outstanding, as an authorized series of the Preferred Stock; and

     (b) to designate the relative rights, preferences and limitations of shares of all classes of stock:

     2. In order to effect the amendment, Article FOURTH of the Certificate of Incorporation is deleted in its entirety, and the following new Article FOURTH shall be substituted in its place:

     "FOURTH: The number of shares of stock that this Corporation is authorized to issue is one hundred and five million (105,000,000) shares, of which: one hundred million (100,000,000) shares shall be common shares having a par value of $.01 per share (the "Common Shares"); and five million (5,000,000) shares shall be preferred stock having a par value of $.01 par share (the "Preferred Stock"). The relative rights, preferences, and limitations of the shares of each class shall be as follows:

     (1) Common Shares: Subject to the rights of the holders of Preferred Stock, the Common Shares will have the following relative rights, preferences and limitations:

          (a) Conversion of Class A Common Stock into Common Shares: Each share of Class A Voting Common Stock, par value of $.01 per share, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically converted, reclassified and changed (without any further act) into one (1) fully paid and non assessable Common Share, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued. After the conversion of all shares of Class A Voting Common Stock
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into Common Shares, each share of Class A Voting Common Stock shall automatically be cancelled and retired and shall cease to exist, and no further consideration shall be delivered or deliverable in exchange therefor.

          (b) Conversion of Class B Common Stock into Common Shares: Each share of Class B Non-Voting Convertible Common Stock, par value of $.01 per share, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and non assessable Common Share, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued. After the conversion of all shares of Class B Non-Voting Convertible Common Stock into Common Shares, each share of Class B Non-Voting Convertible Common Stock shall automatically be cancelled and retired and shall cease to exist, and no further consideration shall be delivered or deliverable in exchange therefor.

          (c) Voting Rights: Except as provided herein, as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Shares shall have the exclusive right to vote for the election of directors and for all other purposes, in each case acting by such vote as required under applicable law (or by such greater vote that would be required under applicable law as may be set forth herein or in the By-laws of the Corporation). Each Common Share shall have one vote.

          (d) Dividends: Subject to any preferential or other rights granted to holders of Preferred Stock and subject to any other provisions hereof and applicable law, holders of Common Shares shall be entitled to dividends and other such distributions, in cash, securities or property of the Corporation as may be declared thereon by the Corporation's Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, whether payable in cash, property or securities of the Corporation.

          (e) Rights on Liquidation: Subject to any preferential or other rights granted to holders of Preferred Stock and subject to any other provisions hereof, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Shares according to their respective shares. For purposes of this paragraph, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease by the Corporation of all or substantially all of its assets, shall not constitute or be deemed a liquidation, dissolution or the winding-up of the Corporation.

          (f) Options, Warrants, and Convertible Securities: Immediately after this amendment becomes effective, the rights, if any, of the holders of (i) issued and outstanding Preferred Stock, (ii) options, (iii) warrants, (iv) or other convertible securities of every kind, to convert, exchange for or acquire shares of Class A Voting Common Stock or Class B Non-Voting Convertible Common Stock, shall become a similar right to convert, exchange for, or to acquire Common Shares.

     (2) Preferred Stock. The Board of Directors shall have the authority to issue the Preferred Stock from time to time, without further action by the Corporation's stockholders, in one or more series, with designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the Corporation's Board of Directors may determine, by resolution providing for the issuance of shares of Preferred Stock, which may include, but shall not be limited to, the following:

          (a) The number of shares that will constitute such series and the designation of such series.

          (b) The voting powers, full or limited, of such series or that such series shall have no voting power.

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               (c) The rate of dividends payable on such series, the time(s)
when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative.

               (d) Whether the shares of such series shall be redeemable, and if redeemable, whether such shares shall be redeemable at the option of the Corporation or the holder of such shares or upon the happening of a specified event, the rate(s) or price(s) at which a redemption shall take place with such adjustments as may be provided and any other terms or conditions of any redemption.

               (e) Whether the Corporation shall create a sinking or similar fund for the redemption or purchase of shares and, if so, the terms and provisions that shall govern such fund.

               (f) The rights of the holders of shares upon the liquidation, dissolution or any distribution of the assets of the Corporation.

               (g) The rights, if any, of holders of shares, to convert such shares into, or to exchange such shares for, shares of any other class(es) or any other series of the same or any other class(es) of stock of the Corporation, the price(s) or rate(s) of exchange with such adjustments as shall be provided at which such shares shall be convertible or exchangeable whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or the Corporation or upon the happening of a specified event, and any other terms or conditions of such conversation or exchange.

               (h) The relative rights among each series with regard to dividends and liquidation preferences.

          (3) Adjustment of Authorized Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation that is entitled to vote, without requiring a class vote of the Preferred Stock or any class or series thereof, except as may be otherwise provided in the resolution(s) fixing the voting rights of such class or series.

          (4) No Preemptive Rights. The holders of Common Shares or Preferred Stock of the Corporation will not be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of any stock or other securities of the Corporation.

     SECOND: The Board of Directors of the Corporation duly adopted a resolution setting forth the amendments set forth above, declaring its advisability and directing that the amendments be considered at a special meeting of the stockholders of the Corporation entitled to vote in respect thereof. The amendments have been duly adopted by vote of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of outstanding stock of each class entitled to vote thereon as class, in accordance with Section 242(b) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Harold L. Connell, its Chief Executive Officer, and Floyd D. Harper, its Secretary, this 12 day of November, 2001.


                                        SOUTHERN SECURITY BANK CORPORATION

                                        By /s/ Harold L. Connell
                                          -------------------------------------
                                          Harold L. Connell President & CEO

                                        By /s/ Floyd D. Harper
                                          -------------------------------------
                                          Floyd D. Harper,
                                          VP Secretary Treasurer